Agreement

Regarding to

Share Transfer of Hengda Electric Motor and Assets Transfer of Wendeng Second Electric Motor Factory

Among

Harbin Tech Full Electric Co. Ltd.

And

Wendeng Second Electric Motor Factory

The Committee of Labor Union of Wendeng Second Electric Motor Factory

The People’s Government of Zhangjiachan Town, Wendeng County

Date: July 10, 2008

Agreement

This acquisition agreement (this “Agreement”) is made and entered into as of July 10, 2008 at Weihai City by and among Harbin Tech Full Electric Co. Ltd., (“Party A”), and Wendeng Second Electric Motor Factory, the Committee of Labor Union of Wendeng Second Electric Motor Factory and the People’s Government of Zhangjiachan Town, Wendeng County (each as “Party B1”, “Party B2”, “Party B3” and collectively as “Party Bs”).

RECITALS

WHEREAS, Party A and Party Bs are both legal person duly incorporated and validly existing according to PRC laws;

WHEREAS, Party B1 and Party B2 are legitimate shareholders of Weihai Hengda Electric Motor (Group) Co. Ltd. (“Hengda Electric Motor”), of which Party B1 owns ninety seven point fifteen percent (97.15%) shares and Party B2 owns two point eighty five percent (2.85%) shares; and Party B3 is the shareholder and governing authority of Party B1;

WHEREAS, Hengda Electric Motor is located at No.28 Station Zhangjiachan Town, Wendeng County, its registered capital as well as the contributed capital is RMB 32,940,000, and its business scope covers: producing electric motor, mold, gear reduction asynchronous electric motor, speed control motor, hydraulic coupler, electronic devices, fiber reinforced plastic product, capacitor, cable and wire; exporting self-produced products and techniques; importing raw material, accessory, instrument, mechanical equipment, fittings and techniques needed by Hengda Electric Motor for its operation and research (excluding the products and techniques that are restricted from operation or not permitted for importing and exporting by the government); material processing or components assembling with imported materials and components;

WHEREAS, 90.9% equity of Wendeng Wanda Chemical Products Limited Liability Company, 95.6% equity of Wendeng Wenbao Electric Motors Limited Liability Company, 90% equity of Wendeng Chengxin Electric Motors Limited Liability Company and 90.9% equity of Wendeng Yongheng Electrical Instruments Limited Liability Company are held by Hengda Electric Motor; and 9.1% equity of Wendeng Wanda Chemical Products Limited Liability Company, 4.4% equity of Wendeng Wenbao Electric Motors Limited Liability Company, 10% equity of Wendeng Chengxin Electric Motors Limited Liability Company and 9.1% equity of Wendeng Yongheng Electrical Instruments Limited Liability Company, which are collectively referred to as Remaining Equity of Hengda Electric Motor’s Subsidiaries, are held by Party B2;

WHEREAS, Party A and Party Bs have reached the “Agreement Related to Shares Acquisition of Weihai Hengda Electric Motor (Group) Co. Ltd. and Assets Purchase of Wendeng Second Electric Motor Factory” (the “Termsheet of Acquisition Agreement”) on March 27, 2008 with respect to the subject matter hereunder. Pursuant to such agreement, Party A will purchase from Party B1 and Party B2 the 100% shares of Hengda Electric Motor held by Party B1 and Party B2 and acquire all the other assets of Party B1;

WHEREAS, Party B1 and Party B2 desire to sell to Party A, and Party A desires to purchase from Party B1 and Party B2, the 100% shares of Hengda Electric Motor held by Party B1 and Party B2;

WHEREAS, Party B1 desires to transfer all of the assets it has (excluding the equity in Hengda Electric Motor held by it) (hereinafter referred to as “Party B1’s Remaining Assets”) to Party A, and Party A desires to purchase such assets upon the terms and subject to the conditions set forth herein; and Party A intends to, upon the consummation of acquisition of the above Party B1’s assets, increase the registered capital of Hengda Electric Motor with Party B1’s Remaining Assets;

WHEREAS, Hengda Electric Motor will acquire the Remaining Equity of Hengda Electric Motor’s Subsidiaries from Party B2 to make Wendeng Wanda Chemical Products Limited Liability Company, Wendeng Wenbao Electric Motors Limited Liability Company, Wendeng Chengxin Electric Motors Limited Liability Company and Wendeng Yongheng Electrical Instruments Limited Liability Company as the wholly-owned subsidiaries of Hengda Electric Motor; the acquisition price will be paid by Party A on behalf of Hengda Electric Motor to Party B2. As the shareholders of Hengda Electric Motor, Party B1 and Party B2 warrant to make Hengda Electric Motor accept the related arrangement under this agreement.

NOW, THEREFORE, regarding to transfer of all the shares of Hengda Electric Motor and transfer of Party B1’s Remaining Assets, Party A and Party Bs agree as follows after equal negotiation:

ARTICLE 1 DEFINITIONS AND DEFINED TERMS

1.1.	As used in this Agreement, the following terms shall have the following meanings:

“Acquisition Equity” shall mean the 100% shares of Hengda Electric Motor held by Party B1 and Party B2.

“Party B1’s Remaining Assets” shall mean all the operational assets of Party B1(excluding 97.15% of the equity in Hengda Electric Motor held by it) , including but not limited to all of the manufacturing equipments, stocks, raw material, intellectual property, receivables, other receivables, payables and business contracts of Party B1.

“Remaining Equity of Hengda Electric Motor’s Subsidiaries” shall mean 9.1% equity of Wendeng Wanda Chemical Products Limited Liability Company, 4.4% equity of Wendeng Wenbao Electric Motors Limited Liability Company, 10% equity of Wendeng Chengxin Electric Motors Limited Liability Company and 9.1% equity of Wendeng Yongheng Electrical Instruments Limited Liability Company, which are held by Party B2.

“Equity Acquisition Price” shall mean all the consideration to be paid by Party A for purchasing Acquisition Equity by Party A and acquisition price paid by Party A on behalf of Hengda Electric Motor to Party B2 for acquiring Remaining Equity of Hengda Electric Motor’s Subsidiaries by Hengda Electric Motor from Party B2.

“Acquisition Price” shall be the Price of Acquisition Assets as defined under the Termsheet of Acquisition Agreement, that is all the consideration to be paid by Party A to Party Bs as per Article2.3 hereof (including the Equity Acquisition Price paid by Party A to Party Bs and consideration paid by Party A to Party Bs for purchasing Party B1’s Remaining Assets), which shall be neither higher than 10 times of the total net profit that Hengda Electric Motor and Party B1 generated in the last consecutive 12 months prior to March 31, 2008 (March 2008 included) nor than the evaluation value of Hengda Electric Motor’s Assets and Party B1’s Remaining Assets appraised by evaluation agent jointly ratified by Party A and Party Bs.

“Closing Date” shall mean the day on which Party A and Party Bs complete all the legal procedures of the transfer of Acquisition Equity (including but not limited to the registration of share transfer of Hengda Electric Motor with the competent Industrial and Commercial Bureau) under Article 2.4 hereof.

“Force Majeure” shall mean all events which are unforeseen, unavoidable or insurmountable, which arise after the Effective Date, which are reasonably outside the control of any Party, which prevent total or partial performance of the Agreement by any Party and which can not be cured by measures which might reasonably be taken in the ordinary course of business by any Party. Such events shall include but not limited to earthquakes, typhoons, fire, flood, war, epidemics, civil disturbances, tsunami, lightning, and any other similar events.

“PRC Laws and Regulations” shall mean PRC laws, regulations and rules which are officially promulgated, published, publicly available and already implemented.

“PRC” shall mean the People’s Republic of China, which for the purposes of this Agreement shall not include the territories of (a) the Hong Kong Special Administrative Region, China, (b) the Macau Special Administrative Region, China, or (c) Taiwan, China.

“RMB” means the lawful currency of the People’s Republic of China.

1.2.	Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

ARTICLE 2 PURCHASE AND SALE OF ACQUISITION EQUITY, REMAINING EQUITY OF HENGDA ELECTRIC MOTOR’S SUBSIDIARIES AND PARTY B1’S REMAINING ASSETS

2.1
At the Closing Date, upon the terms and subject to the conditions set forth herein, Party Bs shall sell, transfer, convey, assign and deliver to Party A, and Party A shall purchase and acquire from Party Bs, all of the Acquisition Equity and Party B1’s Remaining Assets. Party B1 and Party B2 respectively give up the preemption right on shares of Hengda Electric Motor for each other.

2.2	Party B2 shall deliver to Hengda Electric Motor the Remaining Equity of Hengda Electric Motor’s Subsidiaries upon the terms and subject to the conditions set forth herein.

2.3	Acquisition Price

2.3.1	The Acquisition Price shall be an amount equal to RMB Three hundred and seventy-five Million Yuan (RMB375,000,000).

2.3.2	The RMB 5,000,000 paid by Party A to Party Bs as deposit under the Term-sheet of Acquisition Agreement shall be portion of the Equity Acquisition Price on July 10, 2008.

2.3.3
Party Bs agrees that RMB 5,000,000, as part of the Equity Acquisition Price, shall be paid by Party A within 2 years after the completion of all the legal procedures including the registration of share transfer of Hengda Electric Motor with the competent Industrial and Commercial Bureau, during which if any losses suffered by Hengda Electric Motor and/or Party A caused by Party B with respect to the issues under Article 3.1.4 and Article 3.1.5 of this agreement, Party A is entitled to deduct appropriate amount directly from the RMB 5,000,000 reserved.

2.3.4
Party Bs mutually agree that Party A shall make the payment of the Acquisition Price (excluding RMB five million under Article 2.3.2 hereof) to the bank account as set forth below within 15 working days after the effectiveness of this Agreement:

AccountName: The People’s Government of Zhangjiachan Town, Wendeng Country

Account Number: 582801040000736

Opening Bank: Agricultural Bank, Wendeng Country Branch, East City Office

2.4
The delivery of Acquisition Equity contemplated by this Agreement shall take place at the Closing Date, on which (1) Party B1 and Party B2 shall deliver to Party A all the documents and instruments with respect to all the Acquisition Equity required to be delivered by Party B1 and Party B2 pursuant to this Agreement and any other document or instrument reasonably requested by Party A; and (2) the share registration procedures on transferring 100% shares of Hengda Electric Motor held by Party B1 and Party B2 to Party A shall be completed.

2.5
The delivery of Remaining Equity of Hengda Electric Motor’s Subsidiaries under this Agreement shall also take place at the Closing Date at the same time, on which the share registration procedures on transferring Remaining Equity of Hengda Electric Motor’s Subsidiaries held by Party B2 to Hengda Electric Motor shall be completed.

2.6
Party A, Party Bs and Hengda Electric Motor shall bear respectively all and any taxes imposed in relation to the transactions contemplated under this Agreement in accordance with the PRC Laws and Regulations.

ARTICLE 3 REPRESENTATIONS AND WARRANTIE

3.1	Party B1, Party B2 and Party B3, jointly and severally, hereby represent and warrant to Party A, as of the Closing Date as follows:

3.1.1
As of the Closing Date, (i) 100% shares of Hengda Electric Motor (ii) the Remaining Equity of Hengda Electric Motor’s Subsidiaries and (iii) Party B1’s Remaining Assets are each free and clear of any mortgages, liens, claims, charges, pledges or other encumbrances of any nature whatsoever.

3.1.2
Up to and as of the transfer of shares of Hengda Electric Motor to Party A by Party B1 and Party B2, Hengda Electric Motor shall duly own or hold the assets, rights and interests including but not limited to:

3.1.2.1
The right to use the assigned state-owned lands, as recorded in No. Wenguoyong [2005] 150009, No. Wenguoyong [2006] 150006, No. Wenguoyong [2005] 150020, No. Wenguoyong [2005] 150016, No. Wenguoyong [2005] 150017 certificates for the use of state-owned land, and the above-ground buildings located thereon;

3.1.2.2	Registered trademark with registration numbers as No. 623984 and No. 3224410.

3.1.3
After the Closing Date, neither Party B1 or Party B2 nor any economic organizations controlled by Party B1 or Party B2, directly or indirectly, shall engage in any business which is same with or similar to and/or in competition with the business engaged by Hengda Electric Motor, including but not limited to the production and sale of electric motor, mold, gear reduction asynchronous electronic motor, speed control motor, hydraulic coupler, electronic devices, fiber reinforced plastic product, capacitor, cable and wire.

3.1.4
After the transfer of Acquisition Assets to Party A, Party Bs shall guarantee Party A the completion of the procedure of obtaining the use right of assigned lands within the territory of Hengda Electric Motor, of which such procedure is still on-going.

3.1.5	Party Bs shall be responsible to Party A for the debts, contingent debts and any claims or liabilities relating to Hengda Electric Motor, which is not disclosed in the formal acquisition agreement.

3.1.6
As of the execution date set forth above in this Agreement, Party Bs have obtained all the permits, approvals and filings as required by PRC Laws and Regulations with respect to the sale of 100% shares of Hengda Electric Motor, with respect to the sale of the Remaining Equity of Hengda Electric Motor’s Subsidiaries and with respect to the sale of Party B1’s Remaining Assets.

3.1.7
Hengda Electric Motor (i) has been duly organized, is validly existing and is in good standing as a limited liability company under the PRC Laws and Regulations, and has been duly approved or registered (as applicable) by competent PRC governmental authorities, (ii) has all requisite power and authority to carry on its business and to own, lease and operate its properties and assets, (iii) has obtained and remained valid in full force permits and approvals by competent governmental authorities, which are presently required or necessary to own or lease, as the case may be, and to operate its properties.

3.1.8
The shares of Hengda Electric Motor held by Party B1 and Party B2 constitute all of the issued and outstanding shares of Hengda Electric Motor and have been duly authorized and are validly issued in accordance with PRC Laws and Regulations, are fully paid and were not issued in violation of any preemptive or other similar right.

3.1.9
All of the shares of Hengda Electric Motor held by Party B1 and Party B2 and all of the Remaining Equity of Hengda Electric Motor’s Subsidiaries are not subject to any rescission right or put right nor does any entity or person have the right to require Hengda Electric Motor to repurchase such shares.

3.1.10
Party B1 and Party B2 have valid and full title to all of the shares of Hengda Electric Motor and Party B2 has valid and full title to all of the Remaining Equity of Hengda Electric Motor’s Subsidiaries.

3.1.11
Prior to acquisition of Remaining Equity of Hengda Electric Motor’s Subsidiaries from Party B2 by Hengda Electric Motor, except owning the 90.9% equity of Wendeng Wanda Chemical Products Limited Liability Company, the 95.6% equity of Wendeng Wenbao Electric Motors Limited Liability Company, the 90% equity of Wendeng Chengxin Electric Motors Limited Liability Company and the 90.9% equity of Wendeng Yongheng Electrical Instruments Limited Liability Company, Hengda Electric Motor has no Subsidiaries or does not own, directly or indirectly, any interest or investment in any corporation, partnership, limited liability company, joint venture or trust.

3.1.12
Hengda Electric Motor and Party Bs are and have been in compliance with and is not in default under any PRC Laws and Regulations applicable to them or any of their respective properties, assets or businesses.

3.1.13
All the documents and materials of Hengda Electric Motor and Party Bs delivered and to be delivered to Party A by Party Bs, including but not limited to meeting minutes, resolutions of shareholders meeting and board meeting, financial statements, account books and other documents in connection with Hengda Electric Motor and Party Bs, accurately reflect in all material respects of all corporate actions and other actions taken by such entity as well as fairly present in all material respects the financial position and the results of operations of Hengda Electric Motor as of the respective dates thereof and for the respective periods then ended.

3.1.14
To the knowledge of Party Bs, there are no action, proceeding, claim, suit, demand, arbitration, opposition, challenge, hearing, notice of violation or deficiency or investigation, domestic or foreign, pending or, threatened, that relate, directly or indirectly, to this Agreement or that apply, in whole or in part, to Hengda Electric Motor or Party Bs, their respective assets, properties or business or to the Remaining Equity of Hengda Electric Motor’s Subsidiaries or Party B1’s Remaining Assets.

3.1.15
To the knowledge of Party Bs, there is no event that is reasonably likely to occur in the foreseeable future, which if it were to occur, could, individually or in the aggregate, have a material adverse change to Hengda Electric Motor or Party B1 or its respective assets, properties or business or to the Remaining Equity of Hengda Electric Motor’s Subsidiaries or Party B1’s Remaining Assets.

3.1.16
Except with the prior written consent of Party A, during the period from the date of this Agreement to the Closing Date, the businesses of Hengda Electric Motor and Party Bs shall be conducted in the ordinary course of business; Party Bs agree to cause Hengda Electric Motor and Party B1 to make all commercially reasonable efforts consistent therewith to preserve the intactness of Hengda Electric Motor’s and Party B1’s material properties, assets and business organizations. Except as otherwise specified in this Agreement, without the prior written consent of Party A, Party Bs shall cause Hengda Electric Motor and Party B1 not to:

3.1.16.1	amend any of its organizational documents such as articles of association;

3.1.16.2	liquidate, dissolve, recapitalize or otherwise wind up its business;

3.1.16.3	make any distribution or set aside any dividend, or make any other changes in the capital structure of Hengda Electric Motor and Party B1;

3.1.16.4
other than in the ordinary course of business and consistent with past practice, sell, assign, pledge, dispose of, lease, license, guarantee or encumber, or authorize the sell, assign, pledge, dispose of, lease, license, guarantee or encumber of, any amount of properties or assets of Hengda Electric Motor and Party B1;

3.1.16.5
incur any indebtedness or issue any debt securities or assume or guarantee the obligations of any other entity in excess of RMB3,500,000 in single or in excess of RMB13,000,000 in the aggregate within six months;

3.1.16.6	cancel any third-party indebtedness owed to Hengda Electric Motor or Party B1;

3.1.16.7
enter into or renew, amend or extend any contracts, agreements or binding documents involving the payment or consideration in excess of RMB2,000,000 in single or in excess of RMB10,000,000 in the aggregate within six months;

3.1.16.8	agree in writing to take any of the foregoing actions.

3.1.17
Party Bs shall and cause Hengda Electric Motor and Party B1 to provide prompt written notice to Party A of any change in any of the information contained in the representations and warranties made by Party Bs in Article 3 and shall promptly furnish any information which Party A may reasonably request in relation to such change.

3.2
All disclosure furnished by or on behalf of Party Bs to Party A regarding to the transactions contemplated under this Agreement, with respect to the representations and warranties made herein are true and do not contain any untrue or misleading statement of a material fact or omit to state any material fact.

3.3	Party A represents and warrants to Party Bs as of the date hereof and as of the Closing Date as follows:

3.3.1	Party A has been duly organized, validly exists and is in good standing as a limited liability company under the PRC Laws and Regulations.

3.3.2	Party A will pay Party Bs the Acquisition Price pursuant to the provisions of this Agreement.

3.4	Each Party hereby represents and warrant to the other Parties as of the Closing Date as follows:

3.4.1	It has all requisite corporate power and authority to execute and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

3.4.2	This Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

3.4.3
The execution by it of this Agreement and the consummation by it of the transactions contemplated do not and shall not (i) violate, conflict with or result in the breach of any PRC Law and Regulations applicable to it or any of its properties or assets, or (ii) result in a breach of or the termination of any contract or agreement which it or its property or assets are bound.

3.4.4
Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take all actions to consummate the transactions contemplated by this Agreement as promptly as practicable, including but not limited to the prompt preparation and filing of all forms, registrations and notices and use its reasonable best efforts as necessary to obtain any requisite approvals, consents by any governmental authority.

3.4.5
Each Party shall promptly inform the other Parties of any communication from any governmental authority regarding any of the transactions contemplated by this Agreement. If any Party receives a request for additional information or documentary material from any such governmental authority with respect to the transactions contemplated by this Agreement, then such Party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Parties, an appropriate response.

ARTICLE 4 TERMINATION

4.1	This Agreement may be terminated at any time prior to the Closing Date in the following way:

4.1.1	by mutual written consent of Party A and Party Bs;

4.1.2	by Party A if:

4.1.2.1
a governmental authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining or otherwise prohibiting the transactions contemplated by this Agreement; or

4.1.2.2	the transaction contemplated in this Agreement shall have not been consummated on or before August 5, 2008; or

4.1.2.3
there is a default or breach by any of Party Bs with respect to the due and timely performance of any of its obligations contained herein, or if the representations or warranties of any of Party B’s contained in this Agreement shall have become inaccurate and has not been cured within twenty (20) calendar days after written notice by Party A to such breaching party; or

4.2
In the event of the termination of this Agreement pursuant to Article 4 hereof, this Agreement shall forthwith become void and have no effect. Nothing contained in this Article shall relieve any party from liability for any breach of this Agreement.

ARTICLE 5 SURVIVAL & INDEMNIFICATION

5.1
Subject to the provisions of this Agreement, the representations and warranties of Party Bs in Article 3 shall survive the Closing Date and remain in full force and effect for the period of two (2) years after the Closing Date.

5.2
Party Bs agree to jointly and severally indemnify, defend and hold harmless Party A and its successors and assignees from and against all losses and damages which any such party may actually incur or suffer as a result of or in connection with any inaccuracy in, or breach of, any representation or warranty made by Party B1, Party B2 or Party B3 under this Agreement or the failure to perform any covenant or agreement set forth in this Agreement to be performed by Party B1, Party B2 or Party B3.

ARTICLE 6 FORCE MAJEURE

6.1
In the event of occurrence of Force Majeure, the obligations of the Parties under this Agreement shall be suspended during the period of Force Majeure, and the relevant performance period shall be automatically extended by a time period which is equivalent to the actual duration of the Force Majeure.

6.2
The Party claiming Force Majeure shall notify the other Parties in writing without delay, and within fifteen (15) days thereafter provide detailed information concerning, and documents evidencing, the occurrence and expected duration of the Force Majeure. The party claiming Force Majeure shall take reasonable actions to minimize the effects of the Force Majeure.

6.3
In the event of occurrence of Force Majeure, the Parties shall consult with each other without delay so as to work out an equitable resolution and shall use their best endeavours to minimize the effects of the Force Majeure.

ARTICLE 7 RESOLUTION OF DISPUTES

7.1
In the event of any dispute, controversy or claim arising out of or relating to this Agreement, including, but not limited to, any questions regarding the breach, termination or invalidity hereof (a “Dispute”), the Parties shall attempt in the first instance to resolve such Dispute through friendly consultations. Such consultations shall commence promptly after a party has advised the other Parties in writing of the existence of a Dispute.

7.2
If the Dispute has not been resolved within thirty (30) days from the date on which one party first advised the other Parties in writing of the existence of a Dispute, any party may submit the Dispute to the China International Economic and Trade Arbitration Commission (“CIETAC”)÷ in accordance with this Article for arbitration in Beijing in accordance with the CIETAC’s rules of arbitration then applicable.

7.3
The arbitral award shall be final and binding upon the Parties. Except for the specific matters in dispute which are then currently being arbitrated, the Parties shall continue to perform their obligations under this Agreement.

7.4	The costs of arbitration shall be borne by the losing party, unless otherwise determined by the arbitration award.

ARTICLE 8 MISCELLANEOUS PROVISIONS

8.1	Waiver

No failure or delay of any party to exercise a right under this Agreement shall be deemed a waiver of such right. The single or partial exercise of a right shall not prevent the exercise of the same right in the future.

8.2	Notices

All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or two (2) working days after having been dispatched by courier to the appropriate party at the address specified below:

If to Party A, to No.9 Ha Ping Xi Lu, Ha Ping Lu Ji Zhong Qu Harbin Kai Fa Qu, Harbin, China 150060
Attention: Tianfu Yang

If to Party B1, to No. 28 Zhangjiachan Town Base, Wendeng Country, Shandong Province, China 264407
Attention: Wanfeng Liu

If to Party B2, to No. 28 Zhangjiachan Town Base, Wendeng Country, Shandong Province, China 264407
Attention: Wanfeng Liu

If to Party B3, to The People’s Government of Zhangjiachan Town, 5 Kilometers from the North of the New City of Wendeng Country, Shangdong Province, China 264407
Attention: Binggang Wang

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

8.3	Assignment

No party shall assign any of its rights or obligations hereunder to any third party without the prior written consent of the other Parties.

8.4	Invalidity

The invalidity of a provision of this Agreement shall not affect the validity of any other provision of this Agreement.

8.5	Language and Execution in Counterparts

This Agreement is made in Chinese in quintuplicate originals with equal weight, and each Party shall keep one original.

8.6	Entire Agreement

This Agreement represents the entire agreement between the Parties with respect to the subject matter contained herein and supersedes all prior discussions, negotiations and agreement between the Parties.

8.7	Amendments

This Agreement may be changed, amended or modified only by means of written agreement executed by the duly authorized representatives of the Parties or their permitted successors or assignees.

8.8	Applicable Law

The conclusion, validity, interpretation, implementation of this Agreement and the resolution of disputes hereunder, shall be governed by PRC Laws and Regulations.

8.9	Effectiveness

This Agreement shall take effect when it is executed by the Parties.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized representative on the date first set forth above.

Party A: Harbin Tech Full Electric Co. Ltd.

Legal representative/Authorized representative:

Party B1: Wendeng Second Electric Motor Factory

Legal representative/Authorized representative:

Party B2: The Committee of Labor Union of Wendeng Second Electric Motor Factory

Legal representative/Authorized representative:

Party B3: The People’s Government of Zhangjiachan Town, Wendeng County

Authorized representative: